Exhibit 4.8

THIS 5.1% JUNIOR SURPLUS NOTE SCHEDULED TO MATURE ON JUNE 7, 2020 (THIS “NOTE”) (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM SUCH REGISTRATION PROVIDED BY RULE 144A UNDER THE SECURITIES ACT (TOGETHER WITH ANY SUCCESSOR PROVISION AND AS SUCH MAY BE HEREAFTER AMENDED FROM TIME TO TIME, “RULE 144A”) OR REGULATION S UNDER THE SECURITIES ACT (TOGETHER WITH ANY SUCCESSOR PROVISION THERETO, AND AS SUCH MAY BE HEREAFTER AMENDED FROM TIME TO TIME, “REGULATION S”).

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT, AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (“QUALIFIED INSTITUTIONAL BUYER”) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (4) PURSUANT TO ANY OTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, SUBJECT TO THE DELIVERY OF REASONABLY SATISFACTORY EVIDENCE TO THE ISSUER ESTABLISHING SUCH EXEMPTION, WHICH MAY INCLUDE AN OPINION OF COUNSEL, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND ALL OTHER APPLICABLE JURISDICTIONS.

ANY PERSON ACQUIRING THIS NOTE IS DEEMED TO MAKE A REPRESENTATION TO THE ISSUER AS SET FORTH IN PARAGRAPH 4 HEREOF.

ALL PAYMENTS OF PRINCIPAL AND INTEREST ON THIS NOTE MAY ONLY BE MADE WITH THE PRIOR APPROVAL OF THE COMMISSIONER OF INSURANCE OF THE STATE OF WISCONSIN OR ANY SUCCESSOR THERETO (THE “COMMISSIONER”).

THIS NOTE IS THE “BANKRUPTCY REDUCING SURPLUS NOTE” AS DEFINED IN THAT CERTAIN AMENDMENT AND EXCHANGE AGREEMENT DATED AS OF DECEMBER 16, 2013, BY AND AMONG [XXXXXXXX], AMBAC FINANCIAL GROUP, INC., AMBAC ASSURANCE CORPORATION, THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION AND [XXXXXXXXXXXXXXXXXXXXXX], AND IS SUBJECT TO AMENDMENT AND REDUCTION ON THE TERMS AND CONDITIONS PROVIDED HEREIN.

BANKRUPTCY REDUCING JUNIOR SURPLUS NOTE

ISSUED BY

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION

JSN-03	$x,xxx,xxx

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION (and any successor in interest thereto, the “Issuer”) for value received, hereby promises to pay, subject to the Payment Restrictions (as defined below), to [XXXXXXXXXXXXXXXX] ., a principal sum of [XXXXXXXXXXXXXXXXXXXXXXXXX] United States dollars ($x,xxx,xxx) on June 7, 2020 (the “Scheduled Maturity Date”), and to pay interest thereon, subject to the Payment Restrictions, including the approval of the Commissioner of Insurance of the State of Wisconsin or any successor thereto (the “Commissioner”), from May 19, 2011 or from the most recent Scheduled Interest Payment Date to which interest has been paid or duly provided for, annually in arrears on June 7 in each year and on the date this Note is scheduled to mature, commencing June 7, 2011 (each, a “Scheduled Interest Payment Date”), at the rate of 5.1% per annum, until the principal hereof is paid or duly provided for. Any reference herein to the term “scheduled maturity date” or other date for the payment of principal of this Note shall include (i) the date, if any, fixed for redemption thereof in accordance with paragraph 5 hereof and (ii) the date upon which any state or federal agency obtains an order or grants approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer or the general account of Ambac Assurance Corporation (“AAC”), excluding, for the avoidance of doubt, any Excluded Order. “Excluded Order” means any order or approval of the type described in clause (ii) above entered or granted prior to the date hereof or any such order or approval entered or granted on or after the date hereof in the rehabilitation proceeding under Chapter 645 of the Wisconsin Statutes pending with respect to the Issuer as of the date hereof (the “Proceeding”), except to the extent that any such order or approval by its express terms provides for the acceleration of the maturity of this Note or otherwise designates the scheduled maturity date or other maturity date or date for the payment of principal of this Note. The payment by the Issuer of principal and interest on this Note shall be conditioned upon the payment restrictions set forth in paragraphs 2 and 3 of this Note (the “Payment Restrictions”). Interest on this Note shall be calculated on the basis of a 360-day year of twelve months of 30 days each.

The holder of this Note hereby agrees, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, to provide AAC, as Management Services Provider for the Issuer, with prior written notice of any sale, disposition, or other transfer of any of this Note. Such written notice shall be provided prior to and as a condition to the consummation of the sale, disposition, or other transfer, and shall contain the identity and address of the transferee and the date upon which the sale, disposition, or other transfer is effective.

Payment of principal of and interest on this Note shall be further subject to the following conditions:

1. Payment. Payments of principal of this Note shall be made only against surrender of this Note; provided that in the case of payment of only a portion of principal, the Issuer shall execute a new Note in principal amount equal to and in exchange for the remaining portion of the principal of the Note so surrendered. Payments of interest on this Note will be made, in accordance with the foregoing and subject to applicable laws and regulations, (i) by wire transfer of immediately available funds to an account maintained by the person entitled thereto with a bank if such registered holder gives notice to the Issuer, not less than 15 days (or such fewer days as the Issuer may accept at its discretion) prior to the applicable scheduled payment date or scheduled maturity date hereof, of the payee’s account to which payment is to be made, or (ii) if no such notice is given, by mailing a check on or before the scheduled payment date of such payment to the person entitled thereto at such person’s address as provided to the Issuer. Unless the designation of the payee’s account to which payment is to be made is revoked, any such designation made by such holder with respect to this Note of the payee’s account to which payment is to be made shall remain in effect with respect to any future payments with respect to this Note payable to such holder. In any case where the scheduled payment date or scheduled maturity date of this Note shall be at any place of payment a day on which banking institutions are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close, then payment of principal or interest need not be made on such date at such place but may be made on the next succeeding day at such place which is not a day on which banking institutions in the applicable jurisdiction are not carrying out transactions in U.S. dollars or are authorized or obligated by law or executive order to close (a “Business Day”), with the same force and effect as if made on the scheduled payment date or scheduled maturity date thereof, and no interest shall accrue on the amount of such payment for the period after such date, if such payment is so made.

2. Restrictions on Payment. Notwithstanding anything to the contrary set forth herein, any payment of principal of, interest on or any monies owing with respect to this Note, whether at the scheduled payment date or scheduled maturity date specified herein or otherwise, may be made only with the prior approval of the Commissioner. If the Commissioner does not approve the making of any payment of principal of or interest on this Note on the scheduled payment date or scheduled maturity date thereof, as specified herein, the scheduled payment date or scheduled maturity date, as the case may be, shall be extended and such payment, together with interest accrued with respect thereto as contemplated by the immediately following two sentences, shall be made by the Issuer on the next following Business Day on which the Issuer shall have the approval of the Commissioner to make such payment together with such interest. Interest will continue to accrue, compounded on each anniversary of the original scheduled payment date or scheduled maturity date, on any such unpaid principal through the actual date of payment at the rate of interest stated in the first paragraph hereof. Interest will accrue, compounded on each anniversary of the original scheduled payment date, on interest (or any portion thereof) with respect to which the scheduled payment date has been extended, during the period of such extension, at the rate of interest per annum applicable to principal hereunder.

3. Subordination.

(a) The Issuer agrees, and each holder of this Note by accepting this Note agrees, that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this paragraph, to the prior payment in full of all Indebtedness, Policy Claims and Prior Claims (each as hereinafter defined).

(b) No payment of interest on or principal of this Note shall be made until all existing and future Indebtedness, Policy Claims and Prior Claims have been paid in full, including upon any distribution to creditors of the Issuer in any rehabilitation, liquidation, conservation or dissolution or similar proceeding relating to the Issuer or its property.

(c) If a distribution is made to a holder of this Note that, because of this paragraph 3, should not have been made to it, such holder shall pay such distribution over to the Issuer.

(d) This paragraph 3 defines the relative rights of a holder of this Note, on the one hand, and holders of any other claims, on the other hand. Nothing in this Note shall (i) impair, as between the Issuer and such holder, the obligation of the Issuer which is, subject to the Payment Restrictions, absolute and unconditional to pay principal of and interest on this Note in accordance with its terms; (ii) affect the relative rights of such holder and creditors of the Issuer, other than holders of Policy Claims, Indebtedness or Prior Claims; or (iii) prevent any holder of this Note from exercising any available remedies upon a breach by the Issuer of its obligations hereunder, subject to the rights of holders of Policy Claims, Indebtedness or Prior Claims to receive distributions otherwise payable to such holder.

(e) No right of any holder of Policy Claims, Indebtedness or Prior Claims to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Issuer or by its failure to comply with the terms of this Note.

(f) As used herein, “Indebtedness” shall mean (i) all existing or future surplus notes of the Issuer; (ii) all existing or future indebtedness of the Issuer for borrowed money; (iii) all existing or future indebtedness for borrowed money of other persons, the payment of which is guaranteed by the Issuer; (iv) all existing or future obligations of the Issuer under any agreement obligating the Issuer to cause another person to maintain a minimum level of net worth, or otherwise to ensure the solvency of such person; (v) all other claims or amounts owed, to the extent that the payment of principal of and interest on, or any redemption payment with respect to, this Note would be required by law to be subordinated to the prior payment of any such claim or amount in the event of a distribution of claims pursuant to Section 645.68 of the Wisconsin Statutes (together with any successor provision, and as may be hereafter amended from time to time, “Section 645.68”); and (vi) any surplus or contribution notes or similar obligations of Ambac Assurance Corporation, unless the terms thereof expressly state that such notes are pari passu with or subordinated to this Note. Any indebtedness of the Issuer, which, by its express terms or other contract, is subordinated in right of payment to, or ranks equally with, this Note shall not constitute Indebtedness. Any other junior surplus notes or similar obligations of the Issuer shall not constitute Indebtedness and will rank pari passu with, or be subordinated to, this Note.

(g) As used herein, “Policy Claims” shall mean all existing or future claims of policyowners, beneficiaries and insureds arising from and within the coverage of, and not in excess of the applicable limits of, any and all existing or future policies, endorsements, riders and other contracts of insurance, annuity contracts (including, without limitation, guaranteed investment contracts and funding agreements) issued, assumed or renewed by the Issuer on or prior to the date hereof or hereafter created, all claims under separate account agreements to the extent such claims are not fully discharged by the assets held by the Issuer in the applicable separate accounts and all claims of any guaranty corporation or association of the State of Wisconsin or any other jurisdiction against the Issuer.

(h) As used herein, “Prior Claims” shall mean all other claims against the Issuer, which, in the event of a rehabilitation, liquidation, conservation, dissolution or similar proceeding relating to the Issuer pursuant to Section 645.68, would have priority over claims with respect to this Note. Under Section 645.68 as currently in effect, such other claims include: (i) costs and expenses of administration during conservation, rehabilitation, liquidation or similar proceedings, including but not limited to actual and necessary costs of preserving or recovering the assets of the Issuer, compensation for all services rendered in the liquidation; necessary filing fees, fees and mileage payable to witnesses, and reasonable attorney fees; (ii) all claims under policies for losses incurred, including third party claims and federal, state and local government claims, except the first $200 of losses otherwise payable to any claimant under this clause (ii) other than the federal government; (iii) claims of the federal government not included under clause (ii), interest at the legal rate compounded annually on all claims in the class under this clause (iii), and on all claims of the federal government in the class under clause (ii), from the date of the petition for liquidation or the date on which the claim becomes due, whichever is later, until the date on which the dividend is declared; (iv) claims against the Issuer that are not under policies and that are for liability for bodily injury or for injury to or destruction of tangible property; (v) debts due to employees (with the exception of officers) for services performed, not to exceed $1,000 to each employee which have been earned within one year before the filing of the petition for liquidation, which shall be in lieu of any other similar priority authorized by law as to wages or compensation of employees, provided, however, that if there are no claims of the federal government, the claims in clause (v) have priority over all claims under clauses (ii) to (x); (vi) claims under non-assessable policies for unearned premiums and other premium refunds and the first $200 of loss excepted by the deductible provision under clause (ii); (vii) all other claims, including claims of any state or local government, not falling within other clauses and claims, including those of any state or local governmental body, for a penalty or forfeiture, but only to the extent of the pecuniary loss sustained from the act, transaction or proceeding out of which the penalty or forfeiture arose, with reasonable and actual costs occasioned thereby; (viii) claims based solely on judgments; (ix) interest at the legal rate compounded annually on all claims in the classes under clauses (i) to (viii), except for claims of the federal government in the classes under clauses (ii) and (iii), from the date of the petition for liquidation or the date on which the claim becomes due, whichever is later, until the date on which the dividend is declared; and (x) pursuant to subdivision (8) of Section 645.68, the remaining claims or portions of claims not already paid, with interest calculated in accordance with clause (ix).

4. ERISA. No employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or plan or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any entity whose underlying assets are considered to include “plan assets” of such employee benefit plans or arrangements (each, a “Plan”), or governmental, church or foreign plan subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”), and no person acting on behalf of or investing “plan assets” of a Plan or a plan subject to a Similar Law, may acquire this Note, unless the acquisition and holding of this Note is exempt under one or more of Prohibited Transaction Class Exemptions 96-23, 95-60, 91-38, 90-1 or 84-14 (or any amendment thereof) or Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code or another applicable exemption from the prohibitions under Section 406 of ERISA and Section 4975 of the Code or, in the case of a governmental, church or foreign plan subject to Similar Law, such acquisition and holding do not violate any Similar Law. The acquisition by any person of this Note shall constitute a representation by such person to the Issuer that either (i) such person is not a Plan or a plan subject to Similar Law and is not acquiring this Note on behalf of or with “plan assets” of any Plan or any plan subject to Similar Law or (ii) its acquisition and holding of this Note or any interest therein are covered under an applicable exemption from the prohibitions under Section 406 of ERISA and Section 4975 of the Code. The restrictions on acquisitions of this Note set forth in this paragraph 4 are in addition to those under applicable law or, in the case of a plan subject to Similar Law, do not violate such Similar Law.

5. Optional Redemption.

(a) Subject to the Payment Restrictions, including the prior approval of the Commissioner, and the provisions of paragraph 3(b), this Note is subject to redemption, as a whole or in part, at the option of the Issuer at any time and from time to time, with no less than 30 and no more than 60 days’ prior written notice to the holder of this Note, at a redemption price (the “Redemption Price”) equal to 100% of the principal amount to be redeemed plus any accrued but unpaid interest (including interest on interest). This Note may not be redeemed at the option of any holder hereof.

(b) Notices to redeem this Note shall be given to the holder of this Note in writing mailed, first-class postage prepaid, at such holder’s address as provided to the Issuer. Such notice will be given once not more than 60 days nor less than 30 days prior to the date fixed for redemption. If by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impracticable to give notice to the holder of this Note in the manner prescribed herein, then such notification in lieu thereof as shall be made by the Issuer shall constitute sufficient provision of such notice, if such notification shall, so far as may be practicable, approximate the terms and conditions of the mailed notice in lieu of which it is given. Notices to redeem this Note shall specify the date fixed for redemption, the Redemption Price or the manner of calculation thereof, the place or places of payment, that payment will be made upon presentation and surrender of this Note (or portion thereof in the case of a partial redemption), that interest accrued to the date fixed for redemption (unless the date of redemption is a Scheduled Interest Payment Date) will be paid as specified in said notice, and that on and after said date interest thereon will cease to accrue if this Note is so redeemed. In addition, in the case of a partial redemption, such notice shall specify the portion of this Note called for redemption and the principal amount of this Note to remain outstanding after the redemption.

(c) If notice of redemption has been given in the manner set forth in paragraph 5(b) hereof, this Note (or portion thereof to be so redeemed) shall be payable in full on the date specified in such notice and upon presentation and surrender of this Note at the place or places specified in such notice, this Note (or portion thereof to be so redeemed) shall be paid and redeemed by the Issuer at the places and in the manner and currency herein specified and at the Redemption Price. From and after the redemption date, this Note (or portion thereof to be so redeemed) shall cease to bear interest, and the only right of the holder with respect to this Note (or portion thereof to be so redeemed) shall be to receive payment of the Redemption Price.

(d) Any Note which is to be redeemed only in part shall be surrendered to the Issuer with, if the Issuer so requires, due endorsement by, or a written instrument of transfer in form reasonably satisfactory to the Issuer duly executed by, the holder thereof or such holder’s attorney duly authorized in writing, and the Issuer shall execute and deliver to such holder without service charge, a new note in principal amount equal to and in exchange for the unredeemed portion of the principal of the note so surrendered.

6. Remedies. A holder of this Note may enforce this Note only in the manner set forth below:

(a) In the event that any state or federal agency shall obtain an order or grant approval for the rehabilitation, liquidation, conservation or dissolution of the Issuer (other than an Excluded Order), this Note will upon the obtaining of such an order or the granting of such approval immediately mature in full without any action on the part of the holder of this Note, with payment thereon being subject to the Payment Restrictions, and any restrictions imposed as a consequence of, or pursuant to, such proceedings. Notwithstanding any other provision of this Note, in no event shall any holder of this Note be entitled to declare this Note to immediately mature or otherwise be immediately payable.

(b) In the event that the Commissioner approves a payment of any interest on or principal of, or any redemption payment with respect to, this Note, in whole or in part, and the Issuer fails to pay the full amount of such approved payment on the date such amount is scheduled to be paid, such approved amount will be immediately payable on such date without any action on the part of any holder of this Note. In the event that the Issuer fails to perform any of its other obligations hereunder, the holder of this Note may pursue any available remedy to enforce the performance of any provision of this Note; provided, however, that such remedy shall in no event include the right to declare this Note immediately payable, and shall in no circumstances be inconsistent with the provisions of applicable law or the Payment Restrictions. A delay or omission by any holder of this Note in exercising any right or remedy accruing as a result of the Issuer’s failure to perform its obligations hereunder and the continuation thereof shall not impair such right or remedy or constitute a waiver of or acquiescence in such non-performance by the Issuer. To the extent permitted by law, no remedy is exclusive of any other remedy and all remedies are cumulative.

(c) Notwithstanding any other provision of this Note, the right of any holder of this Note to receive payment of the principal of and interest on this Note on or after the respective scheduled payment or scheduled maturity dates, or to bring suit for the enforcement of any such payment on or after such respective scheduled payment or scheduled maturity dates, in each case subject to the Payment Restrictions, including the approval of the Commissioner, is absolute and unconditional and shall not be impaired or affected without the consent of the holder.

7. No Recourse. No recourse under or upon any obligation, covenant, or agreement contained in this Note, or for any claim based thereon or otherwise in respect thereof, shall be had against Ambac Assurance Corporation or any shareholder, officer, or director, as such, past, present, or future, of the Issuer or of any successor corporation, either directly or through any trustee, receiver, or any other person; it being expressly understood that this Note is solely an obligation of the Issuer, and that any and all personal liability, and any and all rights and claims against Ambac Assurance Corporation or every such shareholder, officer, or director, as such, are hereby expressly waived and released by every holder hereof by the acceptance of this Note and as a part of the consideration for the issue hereof.

8. No Offsetting or Security Interest. The obligation of the Issuer under this Note may not be offset by the holder of this Note or be subject to recoupment by the holder of this Note with respect to any liability or obligation owed to the Issuer. No security agreement or interest, whether existing on the date of this Note or subsequently entered into, applies to the obligation under this note.

9. Amendments. No modification of this Note is effective and no other agreement may modify or supersede the terms of this Note, whether existing on the date of this Note or subsequently entered into, unless the modification or agreement is approved in writing by each of the Commissioner, the Issuer and the holder of this Note.

10. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN. THE COMMISSIONER’S EXERCISE OF REGULATORY AUTHORITY, INCLUDING APPROVAL OF PAYMENTS ON THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF WISCONSIN (OR, IF THE COMMISSIONER IS NO LONGER THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER, THE LAW OF SUCH JURISDICTION OF THE PRIMARY REGULATOR OF THE FINANCIAL CONDITION OF THE ISSUER), AND THE ISSUER AND THE HOLDER OF THIS NOTE SHALL SUBMIT ANY DISPUTES RELATED TO THE EXERCISE OF SUCH REGULATORY AUTHORITY TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT IN DANE COUNTY, WISCONSIN, OR, SO LONG AS ANY PROCEEDING IS PENDING IN WISCONSIN AS TO THE ISSUER UNDER CHAPTER 645 OF THE WISCONSIN STATUTES, THEN TO THAT CASE AND COURT.

11. Mutilation, Destruction, Loss, etc. In case this Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and deliver a new note of like tenor (including the same date of issuance) and equal principal amount, registered in the same manner, bearing interest from the date to which interest has been paid on this Note, in exchange and substitution for this Note (upon surrender and cancellation thereof if mutilated or defaced) or in lieu of and substitution for this Note. In the case where this Note is destroyed, lost or stolen, the applicant for a substituted note shall furnish to the Issuer such security or indemnity as may be reasonably required by it to save it harmless, and, in every case of destruction, loss or theft of this Note, the applicant shall also furnish to the Issuer reasonable satisfactory evidence of the destruction, loss or theft of this Note and of the ownership thereof; provided, however, that if the registered holder hereof is, in the reasonable judgment of the Issuer, an institution of recognized responsibility, such holder’s written agreement of indemnity shall be deemed to be satisfactory for the issuance of a new note in lieu of and substitution for this Note. Upon the issuance of any substituted note, the Issuer may require the payment by the registered holder thereof of a sum sufficient to cover fees and expenses connected therewith. In case this Note has matured or is about to mature and shall become mutilated or defaced or be destroyed, lost or stolen, the Issuer may, subject to the Payment Restrictions, instead of issuing a substitute note, pay or authorize the payment of the same (without surrender thereof except if this Note is mutilated or defaced) upon compliance by the registered holder with the provisions of this paragraph 11 as hereinabove set forth.

12. Severability. In case any provision in this Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: December 17, 2013

THE SEGREGATED ACCOUNT OF AMBAC ASSURANCE CORPORATION

By:	Ambac Assurance Corporation, as Management Services Provider for the Segregated Account

By:
Name:	DAVID TRICK
Title:	SENIOR MANAGING DIRECTOR AND CHIEF FINANCIAL OFFICER

[Ambac Signature Page to Bankruptcy Reducing Junior Service Note]